Exhibit 8.1

Form of Tax Opinion

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

[●], 2022

Apifiny Group Inc. 1675 Broadway, 35th Floor New York, NY 10019

Ladies and Gentlemen:

This opinion letter is delivered to you in our capacity as counsel to Apifiny Group Inc., a Delaware corporation (“Apifiny”) in connection with the preparation of the registration statement on Form S-4 (as amended, and together with the Proxy Statement/Prospectus filed therewith, the “Registration Statement”) (Registration No. 333-[•]) originally filed with the Securities and Exchange Commission (the “Commission”) on February 10, 2022, under the Securities Act of 1933, as amended, by Abri SPAC I, Inc. (“Abri”), a Delaware corporation. The Registration Statement relates to the registration of certain ordinary shares and warrants of the Company proposed merger (the “Merger”) to be undertaken pursuant to that certain Merger Agreement, dated January 27, 2022 (the “Merger Agreement”) entered into among Apifiny, Abri, and Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In providing our opinion, we have examined, without independent investigation thereof, the Merger Agreement, a letter of representation provided to us by Apifiny and a representation letter provided to us by Abri and Merger Sub, each dated as of the date hereof, in connection with this opinion letter (the “Representation Letters”), the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed with your consent that:

(i)	the factual representations, warranties, and statements concerning the transaction and the parties thereto set forth in the (a) Merger Agreement and the executed versions of the forms of agreement attached as exhibits thereto, (b) Representation Letters, (c) Parent Stockholder Support Agreement dated January 27, 2022, and (d) the Company Stockholder Support Agreement dated January 27, 2022 ((a)-(d) together, the “Transaction Documents”), are true, complete and correct, and will remain true, complete and correct at all times up to and including the Closing Date and thereafter (where relevant),

(ii)	any such representations, warranties, and statements made in the Transaction Documents qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Closing Date and thereafter (where relevant), in each case as if made without such qualification,

(iii)	the transactions will be consummated in accordance with the provisions of the Transaction Documents and as described in the Proxy Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), and there is no agreement, arrangement, or understanding among the parties that supplements or is inconsistent with the Transaction Documents,

(iv)	all original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Merger; and

(v)	the parties to the Transaction Documents have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Transaction Documents, as applicable, and as to all matters as to which any Party represents that it does not have, and is not aware of any, plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the Closing, there will be no plan, intention, understanding or agreement.

Mayer Brown LLP

Apifiny Group Inc.
[●], 2022
Page 2

In rendering our opinion, we have considered applicable provisions of the Code, the Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, in each case as in effect of the date hereof. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts as described herein. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion (including the assumptions in clauses (i) and (v), above), could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

The U.S. federal income tax consequences of the transactions described in the Proxy Statement are complex and are subject to varying interpretations. There can be no assurance or guarantee given that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or that the IRS or any court will agree with our conclusions, which are not binding on them. Indeed, the IRS may challenge one or more of the conclusions contained herein and the IRS may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached. Furthermore, it should be noted that the Code, the Treasury Regulations, such judicial authorities, such rulings and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein.

Subject to the foregoing and to the qualifications and limitations set forth herein and in the Proxy Statement under the heading “Material U.S. Federal Income Tax Consequences” it is our opinion that the Merger more likely than not qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth herein, we express no opinions, conclusions or views regarding the U.S. federal income tax consequences of the Merger, or the consequences of the Merger under any state, local, or foreign law. Our opinion is expressed as of the date hereof, and we assume no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that hereafter becomes incorrect, incomplete or untrue in any respect.

This opinion is furnished to you solely for use in connection with the Proxy Statement. This opinion is based on facts and circumstances existing on the date hereof and the foregoing assumptions, limitations, and qualifications. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the “Material U.S. Federal Income Tax Consequences” section in the Proxy Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Mayer Brown LLP